500 West Main Street
                                     P.O. Box 1438
                        Louisville, KY  40201-1438
                             http://www.humana.com
news release

For More Information Contact:

Regina Nethery
Humana Investor Relations
(502) 580-3644
E-mail:  Rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674
E-mail:  Tnoland@humana.com




    HUMANA APPROVES STOCK BUYBACK AND ANNOUNCES
      EXPECTATIONS FOR SECOND QUARTER RESULTS

  -    Repurchase of up to five million shares planned
  - Second quarter EPS expected to be in line with consensus estimate of $.11 per diluted share



LOUISVILLE,  KY  (July 13,  2000)  -  Humana  Inc.
(NYSE:  HUM)  today  reported that  its  board  of
directors authorized the repurchase of as many  as
five  million of its common shares.   The  company
has  167.7 million shares outstanding as  of  June
30, 2000.

The company said the shares may be repurchased from time to time in open-market purchases, in negotiated transactions, or by using forward-purchase contracts.

Humana  said the share repurchase will be used  in
conjunction with an equity incentive plan aimed at
the   retention  of  key  employees   during   the
Company's turnaround.

Humana also announced that it expects its earnings per share for the second quarter to be in line with analysts' consensus of $.11 per diluted share, with a full press release on the company's second quarter results to be issued on August 3, 2000.


Humana    Inc.,   headquartered   in   Louisville,
Kentucky, is one of the nation's largest  publicly
traded   managed   health  care  companies,   with
approximately 5.9 million medical members  located
primarily  in  15 states and Puerto Rico.   Humana
offers coordinated health care coverage through  a
variety    of    plans   -   health    maintenance
organizations,  preferred provider  organizations,
point-of service-plans and administrative  service
products   -   to  employer  groups,   government-
sponsored plans and individuals.

More information regarding Humana is available via the Internet at www.humana.com, including on-line copies of our annual report to shareholders, Form
10-K, Form 10-Qs, proxy statement, and recent presentations to investor groups.


This   news   release   contains   forward-looking
statements.   The forward-looking statements  made
in this news release are made pursuant to the safe
harbor   provisions  of  the  Private   Securities
Litigation  Reform  Act of 1995.   Forward-looking
statements   may  be  significantly  impacted   by
certain  risks  and  uncertainties  described   in
Humana's  annual report on Form 10-K for the  year
ended  December 31, 1999 and in Humana's quarterly
report  on  Form 10-Q for the quarter ended  March
31,   2000,  as  filed  with  the  Securities  and
Exchange Commission.